Exhibit 99.2

AMCI Acquisition Corp. II Announces Closing of $150 Million Initial Public Offering

GREENWICH, Conn., August 6, 2021 – AMCI Acquisition Corp. II (Nasdaq: AMCIU) (the “Company”) announced today that it closed its initial public offering of 15,000,000 units. The offering was priced at $10.00 per unit, resulting in gross proceeds of $150,000,000.

The Company’s units began trading on The Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “AMCIU” on August 4, 2021. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of the Class A common stock at a price of $11.50 per share. Only whole warrants will be exercisable. After the securities comprising the units begin separate trading, the shares of Class A common stock and the warrants are expected to be listed on Nasdaq under the symbols “AMCI” and “AMCIW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade.

AMCI Acquisition Corp. II is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. The Company intends to focus on investment opportunities centered around the themes of sustainability, decarbonization and energy transition.

Evercore ISI acted as the sole book-running manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering was made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Evercore Group L.L.C., Attention: Equity Capital Markets, 55 East 52nd Street, 35th Floor, New York, NY 10055, by telephone at (888) 474-0200 or by e-mail at ecm.prospectus@evercore.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on August 3, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of such filings are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Nimesh Patel

Chief Executive Officer and Director

AMCI Acquisition Corp. II

203-625-9200

npatel@amcigroup.com